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                                                                EXHIBIT 10.26(b)


                  TENANCY AGREEMENT FOR BUSINESS ACCOMMODATIONS
                                 AND PROPERTIES

Between:
real estate company Helmut von Heesen GmbH & Co. KG, represented by Wolfgang Steinweg Hausverwaltung registered in Gro(beta)e Eschenheimer Stra(beta)e 41a, 6000 Frankfurt/Main 1 hereafter called "the lessor";

and

Fa. Griffith Laboratories GmbH,
represented by the manager
registered in Dreieichstra(beta)e 7 9, 6082 Morfelden hereafter called "the tenant".


ARTICLE 1: LEASED PROPERTY

1. The tenancy agreement relates to the plot of land located in Dreieichstra(beta)e 7 9, 6082
    Morfelden Walldorf.
    for the exploitation of : _____________________
    in the following premises: ________________________
    corresponding housing accommodation : not applicable

2.  Garage : _____, shed : ______.

3. The lessor has delivered following keys to the tenant for the term of the tenancy : not applicable.


ARTICLE 2: TENANCY TERM - NOTICE

1.  The tenancy agreement comes into force on August 1st, 1990 (see attachment).
    a) The tenancy agreement is closed for a period of 5 years and expires on July 31, 1995.

2. Termination shall be notified in writing no later than on the third working day of the first month of the term of notice. In case of termination due to overdue payments of the rent, the rent also includes the additional expenses (working expenses and extra fares).

3. In case the premises are not free on time or cannot be occupied on time, the lessor is not responsible for the consequences resulting therefrom, except if they are due to the lessor's gross negligence or intent.


ARTICLE 3: RENT

    1a) The monthly rent amounts to DM (see Section 23).

    b) The following working expenses (mentioned in appendix 3 to article 27 II of the BVO in the current version) are to be paid separately:



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
                                                     Distribution formula based on the number of
                                                     persons, the leased surface area, the splits or
                                                     the meters
1. Water                                             as per own hours
2. Drains (water)                                    as per own hours
3. Lighting, electricity (in as far as this does     own meters
not belong to heating)
4. Garbage collection                                in accordance with dispositions
5. Land tax                                          in accordance with dispositions
6. Cleaning of the streets                           in accordance with dispositions
7. Chimney sweeping (in as far as this does not      as per invoice
belong to heating)
8. Public liability insurance                        as per insurance policy
9. Janitor                                           not applicable
10. Maintenance of the garden                        not applicable
11. Clearing of snow and spreading salt in case of   tenant's responsibility
glaze ice
12. Lifting of people and loads                      not applicable
13. Shared aerial and connection to band widths      not applicable
14. Cleaning of the building                         not applicable
15. Cleaning and maintenance of heating equipment    tenant's responsibility
16. Hot water supply                                 not applicable
17. Heating                                          own heating equipment
18. Maintenance costs for fire extinguishers,        tenant's responsibility
tanks and safety equipment to prevent leakages
19. Cleaning of pavements                            tenant's responsibility

c) The lessor has the right to apportion the management expenses proportionately to the tenant.

d) During the tenancy term the lessor is entitled to develop an appropriate, adequate, uniform or diverse distribution formula at the beginning of each calculation period. If the consumption of the working expenses is reported by a company's customer service by means of meters, the calculation is made in accordance with the usual notification of the consumption and invoicing methods of the company involved.

2. In case the lessor has to pay higher taxes due to the increase of the working expenses or the creation of any new working expenses, the tenant shall pay the corresponding increase as from the moment on which it comes into being.


ARTICLE 4: READJUSTMENT OF THE RENT

In case the monthly index for the cost-of-living for families of employees consisting of four persons with an average income, as published by the "Statistischen Bundesamt", goes up or down by more than five points in comparison with the index figure that was in vigour at the moment the agreement was entered into or at the moment of a new agreement, both parties have the right to request a readjustment of the rent.

August 1st 1990 = 100





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In case the parties fail to agree on the amount of the rent, the Chamber of
Commerce will appoint an expert at the request of one or both parties. This expert will act as a referee in accordance with article 317 of the Code of Civil law and will decide, to the best of his judgement, if any readjustment of the rent will be made and if so, for what amount. The new rent will then be binding for both parties as from the first day of the month following the request for a readjustment of the rent to the contracting party.

The costs of such procedures will be borne by both parties in accordance with the winning and losing positions in the discussions prior to the appeal to the Chamber of Commerce.



ARTICLE 5 - PAYMENT OF THE RENT

1. The rent is to be paid to the lessor or to his proxy who is entitled to accept the payment, at the Frankfurter Sparkasse, Ffm, account number 62091, BLZ 500 501 02, in advance, without any expenses whatsoever and no later than on the third working day of each month. All attendant expenses are to be paid together with the rent, except if it has been agreed otherwise. In case additional expenses are charged, they are to be paid within one week. In case of increase or decrease of the working expenses, the lessor has the right to adjust the advances accordingly.
    The monthly advances amounts to:
    a) for heating expenses: //// DM
    b) for other working expenses: //// DM.

2. In case of late payment of the rent by the tenant, the payments shall be charged to the expenses, interests and any other debts if there is any danger of prescription, except if the tenant takes any other measures.


ARTICLE 6 - COMPENSATION, RETENTION

1. The tenant can only exert any rights to a decrease of the rent if he has informed the lessor thereof in writing at least one month before the rent becomes due. The tenant has visited the leased property before occupying it; consequently he can not make any claims for any faults that existed in the leased property at the moment of completion. The tenant is only entitled to compensation and retaining against any claims for rent and additional expenses in case of claims that are uncontested or on which final and conclusive judgement has been given.

2. Any compensations or retentions due to any claims resulting from any other debts are ruled out, except in case of uncontested claims and of claims which have been assessed finally and conclusively. Any claims for compensation in accordance with article 538 of the Code of Civil law are ruled, except in case of intent and gross negligence of the lessor. The same applies to the tenant's right to claim damages in case of late clearance or completion of the leased property.


ARTICLE 7 - CENTRAL HEATING

1. The leased premises shall be adequately heated on working days during the heating period (October 1st through April 30th) during the working hours in as far as no other heating times are necessary for the professional activities. In case of failure, force








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    majeure, government regulations or any other circumstances in which the service cannot be ensured (fuel shortage), no claims whatsoever can be made regarding heating. In those cases the lessor is not bound to arrange for any other heating and the lessor is not entitled to claim any damages, except if the lack of heating is due to the lessor's gross negligence or intent. The lessor shall make sure the failure is resolved as soon as possible.

2. The working expenses for the central heating equipment consist of the expenses for the use and delivery of fuel, the expenses for the necessary current, the expenses for the operation, surveillance and maintenance of the equipment, the regular checks on the functioning and the safety of the equipment and its tuning by a specialist, the cleaning of the equipment, including the cleaning of the oil tank and the professional premises, including the cleaning of the premises after the delivery of fuel, the expenses for measurements in accordance with the German law on emissions and the taxes for chimney sweeping, in as far as they are not settled in any other way, and the expenses for rent, use, etc. of equipment destined for the registration of the consumption, as well as the expenses for dividing and calculating the costs.

    The expenses for the supply of district heating include the expenses for the supply of heating (standing charges, working expenses and settlements) and the expenses for the exploitation of the relevant equipment in the premises as mentioned above.

3. In case one of the tenants does not use the heating equipment, this does not release him from his obligations to pay his share of the heating expenses.

4. Before the beginning of a heating period the lessor is always entitled to define the due date of the advanced payments of heating expenses (payment upon delivery of payment in advance).

5. The expenses of any necessary intermediate meters are borne by the tenant for whom this meter is destined.

6. In case the premises of the tenant have their own heating equipment, the tenant shall use this equipment, maintain it and have it cleaned at least once a year at his own expense. Moreover he shall fulfil the obligations mentioned in article 7, paragraph 2.



ARTICLE 8 - HOT WATER SUPPLY

1.  Hot water is supplied - during the full year - during the heating period -
    continuously - .........days per week. Constant temperatures cannot be guaranteed.

2. The working expenses relating to the central equipment for hot-water supply include the expenses for water supply, in as far as they are not settled separately, and the expenses for the heating of the water in accordance with article 7, paragraph 2. The expenses for the water supply include the expenses for the water consumption, the standing charges and the rent of the meters, the expenses for the use of intermediate meters, the expenses for the exploitation of the own installation for water supply and the own installation for water treatment, including the base materials for the water treatment. The expenses for the district supply of hot water include the expenses for the supply of hot water (standing charges, working expenses and settlement) and the expenses for the exploitation of the corresponding installation at the premises in accordance with article 7, paragraph 2.








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ARTICLE 9 - USE OF ELEVATORS

When and as long as no elevator operator is present on the premises, the lessor has the right to put the elevator out of working order. Otherwise article 7, paragraphs 1-3 apply.


ARTICLE 10 - USE OF THE LEASED PROPERTY, TRANSFER OF USE

1. The tenant can only use the leased property for other purposes and for any other businesses than those stipulated in article 1 with the written permission of the lessor. He can not cease the business either partly or totally. It is forbidden to keep animals in the leased property.

2. Without written permission of the lessor the tenant is not entitled to sublet or to transfer the use to third parties. For companies any change of ownership or any changes relating to the legal form, concern a transfer of use. A permission is only given for each particular case; it can be withdrawn at all times.

3. In case of transfer of use, the tenant already at this moment transfers to the lessor any claims he has against his subtenants and users and the right of distraint for an amount equal to the rent due to the lessor.

4. The tenant shall not sell or offer for sale any products for which another tenant already has the permission to sell them at the premises.

5. The lessor is not compelled to put the joint technical equipment of the premises at the tenant's disposal or to keep it into action outside the usual working and office hours.



ARTICLE 11 - SIGNS AND ADVERTISING BOARDS

1. The tenant is entitled to put up one company sign. The lessor indicates the place where this sign shall be put up and decides how it shall be implemented. The lease and use of the exterior walls and the styling of the windows is settled in a separate agreement.

2. In case advertising boards need to be removed because of works to the premises, the tenant bears the costs for such removal, storage and any reapplication if necessary, including the costs for any repairs to the installation that are necessary as a result hereof. The tenant shall take an insurance against traffic accidents on the leased property, on the access roads to the land and on the public roads in front of the land. Upon termination of the tenancy agreement, the tenant shall remove all signs and advertising boards and shall have all damage resulting from putting up, using and removing those signs and advertising boards repaired.


ARTICLE 12 - OFFICIAL PERMITS, DANGERS RESULTING FROM THE USE OF EQUIPMENTS AND INSTALLATIONS BY THE TENANT

1. The lessor is not responsible for the issue of permits for the intended business and its installations, nor for maintaining such permits. This especially applies to concessions. The tenant shall make sure at his own expense that all requirements for his business are met and that this will remain as such in future. This also applies to advertising boards, etc. The tenant shall comply with the regulations of the labour inspection or any other instances at his own expense.






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2.  However, article 12 paragraph 1 does not apply in case the nature and the location of the leased property are not fit for the agreed purpose of the agreement.


3. Before installing any machinery, heavy objects, other equipments or installations in the leased property, the tenant shall ask the lessor about the permitted load on the floors and he shall ask the written permission of the lessor. The tenant is responsible for all damages resulting from the non-observance of those stipulations. In case of any negative effects on the building, vibrations, cracks, etc. resulting from the equipments and installations, the lessor can withdraw the permission he has granted before. The tenant is responsible for all installations and equipments he has installed and uses. If the placement or the use of the tenant's installations and equipments results in any unreasonable disadvantages or damages, the tenant shall remove those installations and equipments or refrain from using them if he can not solve those problems in any other way.



ARTICLE 13 -  MAINTENANCE OF AND REPAIRS TO THE LEASED PROPERTY

1. The tenant shall insure sufficient cleaning, ventilation, and heating in the leased property and he shall treat the equipments and installations in said property cautiously and safeguard them against any vermin.

2. The tenant shall pay compensations for damages to the leased property and to the building, to all installations belonging to the leased property or the building, in as far as they were inflicted by him, his officers or his subtenants. This also applies to damages inflicted by visitors, suppliers and craftsmen in as far as they were acting on the tenant's behalf. The tenant shall prove that he was not responsible for the damages.

3. The tenant is responsible for having all aesthetic repairs to the leased property carried out within a reasonable period of time. Such aesthetic repairs consist of: wallpapering, painting or whitewashing of walls and ceilings, painting of floors and radiators, including heating pipes, inside doors, windows and the inside of outside doors. Moreover, the tenant shall replace the following objects, in as far as he has a direct influence on them, except if he can prove that any damages were not inflicted by him: especially locks of windows and doors, locks of shutters, blinds, lighting equipment and gongs, thermometers, locks, water taps, flushing equipment for toilets, washbasins and outlet pipes, supply pipes and drains, fires, stoves, gas equipment and electrical equipment, similar equipment and installations for the water supply, including the equipment to maintain it or repair it, damaged glass and display windows.

    Naturally treated wood shall not be treated with paint.

    The tenant shall have all heating, ventilation and similar equipment, water heaters, equipment for hot-water supply, fires and stoves cleaned at least once a year by a specialist.

    If the tenant does not comply with his obligations despite summons and deadlines, the lessor is entitled to have the necessary works carried out at the tenant's expense.

4. Upon termination of the tenancy agreement, the tenant shall have the leased property renovated professionally as designated by the lessor, before returning the leased property to the lessor. Furthermore he shall remove all plugs, close all locks unrecognisable and as prescribed and replace all perforated tiles by similar ones.






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5.  Upon termination of the tenancy agreement, the lessor can also exert his rights to enforcement and compensations as stipulated in paragraphs 1 through 4 in case a successive tenant has had those works carried out.

6. The tenant shall immediately inform the lessor of all damages in or to the leased property. The tenant shall pay compensations for any consequent damages resulting from the late reporting of the initial damage, in as far as he has concealed the faults on purpose or has not noticed them due to gross negligence.

7. The lessor is not responsible for any damages to the objects and installations of the tenant, irrespective of the nature, source, duration and range of the damages, except if they were due to the intent or the gross negligence of the lessor. Otherwise the lessor's liability is basically limited to the amount of the public liability insurance.



ARTICLE 14 - CHANGES TO THE LEASED PROPERTY MADE BY THE TENANT

1. Changes to the leased property, especially installations and renovations and the like, can only be carried out with the written permission of the lessor. At the lessor's request, the tenant shall remove such installations and renovations, either partly or totally, when he moves out of the premises and shall return the leased property to it's original state, without any reservation whatsoever as to the lessor's permission.

2. If, at the end of the tenancy agreement, the tenant wants to remove any equipment he has added to the leased property, he shall first give the lessor the possibility to purchase this equipment. For this purpose, the tenant shall inform the lessor of he price, of the production expenses and of the moment on which the equipment was produced. If the lessor wants to pay the said equipment, he shall pay to the tenant a suitable compensation.

3. Any gas equipment and electrical equipment shall only be connected to the existing mains in as far as they do not exceed the permitted load. Any further equipment can only be connected subject to the written approval of the lessor. Said approval can be denied if the mains can not cope with any additional load and if the tenant refuses to pay the expenses for the necessary changes to the mains.



ARTICLE 15 - STRUCTURAL CHANGES AND IMPROVEMENTS BY THE LESSOR

1. The lessor is entitled to have any improvements and structural changes which are necessary for the maintenance or for a more economical use of the property, for the expansion of the building or the leased property, for averting impending dangers or for repairing damages, carried out without the tenant's permission. This also applies to all works and structural measures which, even though they are not absolutely necessary, are useful, especially those relating to the modernisation of the building. The tenant shall make sure the relevant premises are accessible and shall not hinder nor slow down the execution of the works. If the tenant does not comply with this obligation, the damages resulting therefrom will be at his expense. The professional interests of the tenant have to be taken into account.

2. In case any measures are taken to increase the utility value of the leased premises, such as expansion of a main road, construction of sewers, connection of the premises to public utilities, expansion or improvement of piping systems, conversion from coal heating to gas or oil heating, district heating or other heating and energy systems



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

    (including conversion to electrical heating and electrical equipment), the lessor has the right to increase the rent with an amount of 14% p.a. to compensate for the expenses of the above-mentioned measures.

3. In case certain installations that were put at the tenant's disposal by the lessor, need to be converted due to a conversion to another type of energy, the tenant shall bear the expenses for such conversion of the installations. If the installations cannot be converted or if the costs of such conversion of the installations are too high in comparison with the costs of new equipment, the lessor is not bound to buy any equipment to replace the old equipment. The tenant cannot claim any damages.



ARTICLE 16 - ACCESS TO THE LEASED PROPERTY

During the usual working hours the tenant shall give the lessor, agents, experts and interested parties, subject to prior notice, the opportunity to inspect the leased property in view of assessing its structural status, in view of a new lease, a sale, etc. In case of any danger the leased property shall be accessible at any time during day and night.


ARTICLE 17 - TERMINATION OF THE TENANCY AGREEMENT

1. Irrespective of the obligation to carry out any aesthetic repairs, the tenant shall return the leased property in a clean state. In case the tenant does not comply with this obligation or does not comply with it in due time, the lessor can have the leased property cleaned at the tenant's expense.

    The tenant's obligation to keep the leased property clean extends to all objects within the leased property, in as far as they do not belong to the lessor. In case the tenant does not comply with this obligation, the lessor is entitled to have those objects removed at the tenant's expense. The lessor is under no obligation to store any objects.

2. In case of immediate termination of the tenancy agreement by the lessor, the tenant is responsible until the end of the agreed tenancy term for the loss of rent resulting from the lack of occupancy of the leased property or resulting from the fact that the former rent can no longer be charged in case of a new lease.

3. In case the parties have agreed that the tenant shall pay advances to working expenses which are settled once a year, this arrangement remains in force. For all working expenses for which the amount is only established once a year, the amount is split between the old and the new tenant, respectively lessor, proportionately to the term of the rent, in as far as no special payments have been agreed.

4. At the expiry of the tenancy term, the tenant shall return all keys, even those he has had made himself, to the lessor.



ARTICLE 18 - PARTIES CONSISTING OF MORE THAN ONE PERSON

1. The lessor and the tenant are always considered as being as the contracting parties of this tenancy agreement, even if they consist of more than one person. If the tenant consists of more than one person, they are jointly and severally liable for all their obligations resulting from this tenancy agreement.


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2.  If the tenant consists of more than one person, they hereby give each other proxy for giving and receiving declarations having an effect on each of the persons; this also applies to notices.

3. Facts that lead to a reduction or an extension of the tenancy agreement for one tenant or justify damages or any other claims for or against one tenant, have the same effect on the other tenants.



ARTICLE 19 - CHANGES TO THE AGREEMENT

Side agreements, changes, supplements and termination of the agreement shall be agreed upon in writing. This also applies to all commitments, permissions, waivers and agreements whatsoever.


ARTICLE 20 - PLACE OF IMPLEMENTATION

The place of implementation for all obligations resulting from this agreement is Frankfurt/Main.


ARTICLE 21 - DEPOSIT

1. For the compliance with the obligations he has under this agreement, the tenant gives the lessor a deposit in money for an amount of --- DM (no amount specified).

2.  The deposit is payable upon the signing of the contract.



ARTICLE 22 - VALIDITY OF THE TERMS AND CONDITIONS OF THE AGREEMENT

1. The nullity of one or more stipulations of this agreement does not have any influence on the validity of the other stipulations. In case of nullity of individual stipulations, the parties are bound to replace those stipulations by stipulations that approach the original stipulations with retroactive effect.

2.  This tenancy agreement replaces all previous agreements.



ARTICLE 23  - OTHER CLAUSES

The appendix to the tenancy agreement dated August 1, 1990 is an essential part of the agreement.

The same applies to the complement to the tenancy agreement of September 27, 1990.


ARTICLE 24 - CODE OF ORDER

1. All halls and landings, corridors and stairways shall be thoroughly cleaned at least once a week and shall be treated with a suitable cleansing agent. Yards, sheds, parking lots and the like shall be swept clean every week.





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    The tenant is always responsible for the above activities, as well as for clearing all snow and ice from the footpaths and access roads to the building and for spreading salt in case of glaze ice. Otherwise all local police regulations shall be observed. Snow and ice shall be removed from all balconies. In case of any problems whatsoever as to the cleaning of the premises or the removal of snow and ice, the lessor is entitled to have those activities performed by a third party. The expenses are apportioned following the appropriate criteria, at the parties' best judgement.

    Objects, machinery, installations and utilities can only be cleaned within the leased property.

    The tenant shall have all outlets of toilets and sinks of which he has the exclusive use, cleaned at his own expense and shall have all obstructions to such outlets removed immediately. The tenant is liable for his officers and customers.

2. In case the land is polluted in any way, the tenant shall have this pollution remedied immediately.

3. Placement and storage of any objects (boxes, goods, etc.) outside the leased property is not allowed. Motorcycles, mopeds and similar vehicles can only be stored in the premises destined for that use with permission of the lessor and in accordance with the police regulations. Vehicles can only be stored and parked in the yards upon written permission of the lessor.

4. All windows shall be closed when it rains, snows or storms. Whenever any damage to the roof or any entry of water is noticed, the lessor shall be informed immediately.

5. The domestic waste shall be made smaller prior to being deposited in the appropriate garbage cans. Due care shall be taken in order to ensure that the stairways, the entry to the building and the place where the garbage cans are stored will not be polluted. In case such pollution does occur nevertheless, the tenant shall immediately arrange for the necessary cleaning. Ashes shall only be deposited in the appropriate containers after they have cooled down.

    Packaging material resulting from professional activities or similar waste material shall never be deposited in the garbage cans destined for domestic waste.

6. All entrances that are equipped with doors (cellar, attic, storage room, etc.) shall always be kept closed. In case arrangements have been made relating to the closing times for the front door, they need to be observed at all times.

7. If changes and appendices to this code of order prove to be necessary in order to maintain the peace and order in the leased property, the lessor is allowed to take the necessary actions.


Frankfurt/Main, August 1, 1990


The lessor                                              The tenant
Wolfgang Steinweg                                       Dirk Barrie
Hausverwaltung
Gro(beta)e Eschenheimerstra(beta)e 41a
6000 Frankfurt 1





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              Appendix to the tenancy agreement of August 1st, 1990
  for business accommodation, Dreieichstra(beta)e 7-9, 6082 Morfelden-Walldorf

1. The first term of the agreement is set at a fixed period of five years as from August 1st, 1990 until July 31st, 1995. Thereafter the contracting parties agree upon a right of option for a new period of five years as from August 1st, 1995 until July 31st, 2000.

2.  The leased property is defined as follows:

    a)  Present hall
        2,176.- m(2)x DM 8.50                                        18,496.- DM
    b)  New hall
        Surface area approx. 910 m(2)x DM 7.50                       6,825.- DM
        as per the attached specifications
        Completion and payment of rent as from approx. May 1st,
        1991 onwards

3.  Special building measures following the tenant's instructions:

    - Extension and reconstruction of gates,
      loading platforms, etc.                                        40,000.- DM
      - Electrical low tension connection                            42,500.- DM
    - Natural gas connection                                         39,000.- DM
    - Renovation entrance area                                        6,000.- DM
    - Renovation rooms for social activities and canteen              4,000.- DM
    - Renovation bathroom and shower facilities                       5,000.- DM
    - Widening of loading platforms                                  40,000.- DM
    - Expansion entrance area                                         8,000.- DM

                                                            --------------------
 ./. lessor's fixed contribution                                      40,000.- DM

                                                            --------------------
                                                                    144,500.- DM
resulting in a new monthly net rent                                   1,204.- DM
    plus V.A.T.                                                      26,525.- DM

Payment: 18,496.- DM       as up till now
          6,825.- DM       as from the completion of the hall
          1,204.- DM       as from October 1st, 1990

Frankfurt/Main, August 1st, 1990

The lessor                                           The tenant
Wolfgang Steinweg                                    Griffith Laboratories GmbH
Management                                           Dreieichstra(beta)e 7,
Gro(beta)e Eschenheimer Stra(beta)e 41a              D-64546 Morfelden
6000 Frankfurt 1

                         Complement to tenancy agreement

1. There are no management costs. The relevant article 1c on page 2 is cancelled.

2. In front of the adjacent building parking spaces are being planned and built. Those parking spaces can be used by Griffith staff.

3. The part of the extension to the house which runs into the yard will be demolished during the expansion works, such that the tenant has the full width of the yard at his disposal. As a consequence the yard can be reached from the backside.

4. Within the scope of the special building measures listed in article 3 of the appendix, it is agreed with the lessor's representative that a fixed contribution for measures that increase the value of the leased property (e.g. natural gas connection, extended entrance area, wider loading platforms) of 40,000.- DM is deducted. As a result, the monthly additional rent is decreased with this amount.

5. The above-mentioned estimated expenses for the special building measures are only partly realised by the tenant or arise in the course of the following months. The tenant will pass on all already existing and future expenses to the lessor. Through the payment of the existing expenses by the latter they end up in the additional net rent as per article 3 of the appendix to the tenancy agreement.

6. Supplementary to article 2 of the tenancy agreement (notice) it is stipulated that the tenant can always terminate the agreement 6 months before the end of the tenancy term. In case of termination of the tenancy agreement by the lessor in accordance with other stipulations, a notice of twelve months shall be observed.

7. The parties contracting the tenancy agreement agree upon an exceptional right to terminate the agreement (notice of 6 months) in case the tenant is not granted a permission to operate the installation for ethyleneoxide-sterilization on the premises due to new legal provisions.

Morfelden, September 27th, 1990

The lessor                                           The tenant
Wolfgang Steinweg                                    Griffith Laboratories GmbH
Management                                           Dreieichstra(beta)e 7,
Gro(beta)e Eschenheimer Stra(beta)e 41a              D-64546 Morfelden
6000 Frankfurt 1

             Appendix to the tenancy agreement of October 15th, 1990 for the industrial building, Dreieichstra(beta)e 9, 64546 Morfelden

Between:
           real estate company Helmut von Heesen GmbH & Co. KG, represented by Wolfgang Steinweg, management, Gro(beta)e Eschenheimer Stra(beta)e 41a, 60313 Frankfurt/Main, hereafter called "the lessor";
and
           Griffith Laboratories GmbH,
           represented by the manager
           Dreieichstra(beta)e 7-9, 64546 Morfelden hereafter called "the tenant".

The following complements to the above-mentioned tenancy agreement have been agreed upon:

1. The tenant is entitled to build an installation for the catalytic treatment of combustion gasses on the premises as per the attached ground plan. The installation can have the following dimensions: 4.25 meter wide and 9 meter long (linked immediately to the existing building).

2. The tenant shall make all applications for all official permits that are necessary for the construction and shall comply with all official regulations.

3. The construction is erected on condition that the catalytic converter does not have any negative effects on the premises, the tenants residing on this premises and the neighbours.

    By negative effects the parties especially mean the effects relating to the health of the other inhabitants of the premises and their neighbours.

    In case such effects do occur, the tenant is bound to shut the installation down immediately and to have it pulled down.

4. The tenant commits himself to obtain all official permits prior to the commencement of the construction. The tenant bears the sole responsibility for those obligations.

5. Furthermore the tenant commits himself to indemnify the lessor for all damages that could occur due to the existence or the functioning of the installation to the buildings on the premises, to any other installations and to the ground and the soil, especially those damages relating to any soil pollution whatsoever. The lessor must provide proof that such damages or pollution are caused by the installation for catalytic treatment of combustion gasses.

Morfelden, July 13th, 1995

The lessor                                           The tenant
                                                     Dirk Barrie
Wolfgang Steinweg                                    Griffith Micro Science GmbH
Management                                           Dreieichstra(beta)e 7,
Gro(beta)e Eschenheimer Stra(beta)e 41a              D-64546 Morfelden
60313 Frankfurt/Main